Exhibit 99.1

FOR IMMEDIATE RELEASE
Date:                June 18, 2007
Contact:            Donald F. Holt, EVP/CFO
(717) 920-5801, Fax (717) 920-1683

COMMUNITY RECLASSIFIES SECURITIES LOSS; RESTATES FIRST QUARTER RESULTS

Harrisburg, PA-, Community Banks, Inc. (“Community”) (Listed on NASDAQ: CMTY) announced that it will revise its earnings for the first quarter of 2007 based on a final Securities and Exchange Commission (SEC) interpretation of a new accounting standard.  The interpretation related to Community’s early adoption of Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159), which was released amid some uncertainty in February of 2007. The revision will not affect other previously issued financial statements and will have no adverse impact on future periods.

On April 18, 2007, Community reported operating results for the first three months of 2007, reflecting net income of $9.6 million and earnings per share of $0.41. In that original earnings release, Community described its accounting treatment of the effects of an investment portfolio restructuring, which included a $3.1 million reduction (net of tax) in opening retained earnings. As a result of the SEC’s subsequent interpretation, Community will reclassify the effect of the restructuring as a charge to first quarter earnings. This reclassification will result in revised net income of $6.6 million and revised earnings per share of $0.28 for the first quarter of 2007.  There will be no material adjustment to either beginning or ending shareholders’ equity from amounts previously reported.

Due, in part, to the timing of its release, SFAS No. 159 had been a source of significant confusion and controversy within the banking industry.  The new standard was released on February 15, 2007, but permitted early adoption retroactive to January 1, 2007.  The decision to early adopt was required to be made before April 30, 2007, but before the issuance of any interim financial statements.  Unfortunately, the unusually compressed timeframe between the issuance of the Standard, the deadline for early adoption, and the timing of the release of first quarter operating results contributed to limited regulatory guidance and some misinterpretation with respect to its application. Utilizing the best information available, Community consulted with its outside advisors and originally concluded that the charges associated with its investment portfolio restructuring qualified under the early adoption provisions of the Standard.  Community then timely filed its quarterly earnings report on Form 10-Q with the SEC on May 10, 2007, utilizing those early adoption provisions. After a subsequent review of Community’s filings, the SEC contacted officials at the Company requesting a more detailed explanation for Community’s rationale for early adoption.  After an evaluation of Community’s position, the SEC staff advised the Company that its treatment of its investment portfolio restructuring was inconsistent with the SEC’s interpretation of the intent of FAS No. 159 and was, therefore, not considered a substantive adoption.

As a result of the discussions with the SEC staff, Community reached the decision to restate its first quarter 2007 earnings and will file a revised Form 10-Q reflecting the required changes. This revised report is expected to be filed no later than June 25, 2007.  Accordingly, the previously issued earnings release and financial statements for the three months ended March 31, 2007, as included in Community’s Form 10-Q filed on May 10, 2007, should no longer be relied upon.

“Although the decision to reverse the application of SFAS No. 159 impacts the results for the first quarter of 2007, the sale of lower yielding investment securities and the subsequent reinvestment into higher yielding securities is a prudent business decision, particularly in this current period of uncertain interest rates and a flat U.S. Treasury yield curve,” said Eddie L. Dunklebarger, President & CEO.   Mr. Dunklebarger continued, “These transactions, commonly known throughout the industry as balance sheet restructurings, will actually add approximately $1 million to net interest income (pre-tax) in 2007 and $1.4 million (pre-tax) on an annualized basis.  Even so, we were disappointed we were unable to implement SFAS No. 159 in the manner previously disclosed in our earnings press release dated April 18, 2007, and reflected in our Form 10-Q issued May 10, 2007.”

On May 1, 2007, Community announced that it had reached an agreement to merge with Susquehanna Bancshares, Inc. ("Susquehanna").   Under the terms of the agreement, Susquehanna will acquire Community in a stock and cash transaction valued at approximately $860 million. The transaction will consolidate the companies' presence in southeastern Pennsylvania and the Mid-Atlantic region, particularly in the attractive York and Lancaster markets. The combined company will have over $12 billion in assets and approximately $2 billion in market capitalization, making it the 45th largest bank holding company in the United States. The transaction is expected to close before the end of the year. The change to Community’s first quarter results as a result of the SEC’s recent interpretation will have no effect on the merger.

Susquehanna will file a registration statement on Form S-4 containing a joint proxy statement addressed to Susquehanna’s and Community’s shareholders and a prospectus for the Susquehanna stock to be offered in the Merger with the Securities and Exchange Commission. A definitive proxy statement will be sent to both Susquehanna’s and Community’s shareholders seeking their approval of the Merger. Investors and shareholders are urged to read the registration statement carefully when it becomes available, because it will contain important information about the Merger. Investors and shareholders may obtain a free copy of the registration statement, when it becomes available, and other documents filed with, or furnished to, the SEC by Susquehanna or Community at the SEC’s website at http://www.sec.gov. Copies of the registration statement and other documents filed by Susquehanna or Community with the SEC may also be obtained for free from Susquehanna by directing a written request to Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, PA 17543, Attention: Abram G. Koser, Vice President – Investor Relations or from Community by directing a written request to Community Banks, Inc., 777 East Park Drive, Harrisburg, PA 17111, Attention: Patricia E. Hoch.

This press release contains "forward looking" information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Community's current expectations, estimates, and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Community undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events or otherwise.